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     EXECUTIVE NON-COMPETITION, NON-SOLICITATION AND DEVELOPMENTS AGREEMENT

         This Executive Non-Competition, Non-Solicitation and Developments Agreement (this "Agreement") is made and entered into as of August 1, 2003 by and among Kenneth J. Hall (the "Executive"), Mercator Software, Inc. a Delaware corporation (the "Company"), and Ascential Software Corporation, a Delaware corporation (the "Parent"). All capitalized terms not defined herein shall have the meaning set forth in the Merger Agreement (as defined below).

                              W I T N E S S E T H :

         WHEREAS, Parent, Greek Acquisition Corp., a Delaware corporation and majority owned subsidiary of Parent ("Merger Sub"), and the Company intend to enter into an Agreement and Plan of Merger, (the "Merger Agreement"), providing for the merger of Merger Sub with and into the Company; and

                  WHEREAS, Parent is unwilling to enter into the Merger Agreement without the Executive entering into this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows (capitalized terms used but not defined herein having the meaning set forth in the Merger Agreement):

1. Negative Covenants. For 12 months following the Effective Date, the Executive shall not, directly or indirectly, without the prior written consent of Parent (which consent may be given or withheld by Parent in its sole discretion):

                  (a) recruit, solicit or induce, or attempt to induce, any employee of or consultant to the Company, the Parent or any of their respective majority owned affiliates to terminate his/her employment with, or otherwise cease any relationship with, the Company, the Parent or any of their respective majority owned affiliates;

                  (b) solicit, divert or take away, or attempt to divert or take away, any business of any of the clients, customers or accounts or prospective clients, customers or accounts of the Company, or (to the extent Executive has knowledge of same) the Parent or any of their respective majority owned affiliates, in either case with respect to any products and services of the

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         Company, the Parent or any of their respective majority owned affiliates which were contacted, solicited or served by the Company, the Parent or any of their respective majority owned affiliates at any time during the twelve (12) month period preceding the termination of the Executive's employment; or

                  (c) as an individual, proprietor, partner, stockholder, officer, employee, director, consultant, joint venturer, investor, or lender, or in any other capacity whatsoever (except as the passive holder of not more than two percent of the total outstanding stock of a publicly-held company or as indirect holder of stock through, for example, a mutual fund or private equity fund or the like), engage anywhere in the world in the business of developing, producing, marketing or selling products or services similar to or directly competitive with products or services which were , developed, produced, marketed or sold by the Company, the Parent or any of their respective majority owned affiliates while the Executive was employed by, under a consulting relationship with or otherwise associated with the Company, the Parent or any of their respective majority owned affiliates. including the Company and/or those that engage in the development and/or marketing of software infrastructure products that have the purpose of primarily addressing requirements or functionality that can be characterized as primarily related to infrastructure or data integration, enterprise and application integration, data extraction transformation and loading (also commonly called ETL), and/ or business process integrations. The parties hereto agree that the competitive entities described in the preceding sentence include (but are not limited to) WebMethods, Informatica, SeeBeyond, Vitria, TIBCO, IBM Data Management and WebSphere groups, Versata, Ab Initio, IONA and iWay.

         The Effective Date shall be the date Executive leaves the employment of the Company.

2. Confidential Information. The Executive shall not, either during or after my employment, disclose to anyone outside the Company, the Parent or any of their respective majority owned affiliates, or use other than for the purpose of the business of the Company, the Parent or any of their respective majority owned affiliates any Confidential Information of the Company, the Parent or any of their respective majority owned affiliates or any information received in confidence by the Company, the Parent or any of their respective affiliates from any third party of which the Executive became aware was confidential during employment with the Company, the Parent or any of their respective affiliates. "Confidential Information" means information and data disclosed to Executive, whether in oral, written, graphic, or machine-readable form, relating to the Company's or a third party's past, present or future business,

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         including, but not limited to, computer programs, routines, source code, object code, firmware, data, information, documentation, know-how, technology, designs, procedures, works of authorship, business plans, formulas, discoveries, inventions, trade secrets, improvements, concepts, ideas, product plans, research and development, personnel information, financial information, customer lists and marketing programs and including, without limitation, all documents marked as confidential or proprietary and/or containing such information, which the Company, the Parent or any of their respective majority owned affiliates has acquired or developed and which has not been made publicly available by the Company, the Parent or any of their respective majority owned affiliates. The Executive further understands that Confidential Information does not include any of the foregoing items that have become publicly known or made generally available through no wrongful act of the Executive.

3. Equitable Relief. The Executive recognizes and agrees that Parent's and the Company's remedy at law for any breach of the provisions of Sections 1 and 2 would be inadequate, and agrees that for breach of such provisions, Parent or the Company, in addition to all other remedies as may be available to it at law or in equity or as provided in this Agreement, shall be entitled to injunctive relief to the extent permitted by law without necessity of posting a bond or other surety thereof.

4. Developments. In consideration of the mutual covenants herein contained and additional consideration in the amount of one dollar ($1.00), receipt of which is hereby acknowledged, the Executive hereby assigns to the Company his/her entire right, title and interest in all Developments worldwide, together with the goodwill associated therewith, including all patent rights, trade secret rights, trademarks, copyrights, rights of publicity, rights of privacy, and other proprietary rights, including the right to sue for past infringement of any such rights. "Developments" means any idea, invention, method, process, design of a useful article (whether the design is ornamental or otherwise), computer program, including source code, firmware and object code and related documentation, trademark, service mark, design, logo, and any other work of authorship, or audio/visual work, heretofore or hereafter written, made or conceived solely or jointly by the Executive, during the term of Executive's employment with the Company or its majority owned affiliates (including prior to the execution of this Agreement), whether or not patentable, subject to copyright or susceptible to other forms of protection, including any and all tangible embodiments of the foregoing, that:

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                  (a)      relate to the actual or anticipated businesses or
         research or development of the Company;

                  (b) are suggested by or result from any task assigned to the Executive or work performed by the Executive for or on behalf of the Company, whether or not during business hours; or

                  (c) were developed using any amount of the Company's equipment, supplies, facilities or Confidential Information.

         The Executive acknowledges that the copyrights in Developments created by the Executive in the scope of such employment belong to the Company by operation of law, or may belong to a customer of the Company pursuant to a contract between the Company and such customer.

         Items not assigned by this Paragraph 4 are listed and described in confidence to Company, Parent and any of their respective majority owned affiliates on the "Schedule of Separate Works" attached hereto as Exhibit A and are hereinafter referred to collectively as "Separate Works."

5.       In connection with any of the Developments assigned by Paragraph 4:

         The Executive agrees to promptly disclose them to the Company; and the Executive agrees, on the request of the Company to promptly execute separate written assignments to the Company and do all things deemed reasonably necessary by the Company to enable the Company to secure patents, register copyrights, register marks, or obtain any other forms of protection for Developments in the United States and in other countries.

         In the event the Executive is no longer employed by the Company, the Parent or any of their respective majority owned affiliates, Executive shall be reasonably compensated for time spent at Company's request to perform hereunder.

         In the event the Company is unable, after reasonable effort, to secure the Executive's signature on any documents relating to patents, trademarks, copyrights or other analogous protection relating to a Development, whether because of the Executive's physical or mental incapacity or for any other reason whatsoever, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his/her agents and attorneys-in-fact, to act for and in my behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, trademarks, copyrights or

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         other analogous protection thereon with the same legal force and effect as if executed by the Executive.

6. Notice. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when so delivered in person, by overnight courier, or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

                  (i)      if to Parent, the Company or Merger Sub to:

                           Ascential Software Corporation
                           50 Washington Street
                           Westborough, MA 01581
                           Attention:      General Counsel
                           Telephone:      508-366-3888
                           Facsimile:      508-366-3669

                  with a copy to:

                           Skadden, Arps, Slate Meagher & Flom LLP
                           One Beacon Street, 31st Floor
                           Boston, MA 02108-3190
                           Attention:      Louis A. Goodman
                           Telephone:      617-573-4800
                           Facsimile:      617-573-4822

                  (ii)     if to the Executive:

                           To the address for notice set forth below such Executive's signature.

                  Any party may, by notice given in accordance with this Section 6 to the other parties, designate another address or person for receipt of notices thereunder.

7. Assignment; Binding Effect. This Agreement may not be assigned by the Executive. Rights and assignments granted by the Executive in this Agreement are assignable by the Company and are for the benefit of the successors and assigns of the Company. This Agreement shall be binding upon, and inure to the benefit of and be enforceable by the parties hereto and their respective legal representatives, successors and assigns.

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8.       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

9. Entire Agreement; Amendments and Waivers; Enforceability. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all previous oral or written agreements with respect thereto. This Agreement may not be amended or modified except by a written agreement signed by the party against whom enforcement of such amendment or modification is sought. Any waiver of any term or condition of this Agreement, or any breach of any covenant, representation or warranty contained herein, in any one instance shall not operate as or be deemed to be or construed as a further or continuing waiver of any other breach of such term, condition, covenant, representation or warranty or any other term, condition, covenant, representation or warranty, nor shall any failure at any time or times to enforce or require performance of any provision hereof operate as a waiver or affect in any manner such parties' right at any later time to enforce or require performance of such provision or any other provisions hereof.

                  If at any time any of the foregoing agreements or covenants shall be deemed invalid or unenforceable by the laws of the jurisdiction wherein it is to be enforced, whether by reason of being vague or unreasonable as to duration, geographic scope, or scope of activities restricted, or for any other reason, such agreements or covenants shall be considered divisible as to such portion and such agreements or covenants shall become and be immediately amended and reformed to include only such agreements or covenants as are enforceable by the court or other body having jurisdiction of this Agreement; and the parties agree that such agreements or covenants, as so amended or reformed, shall be valid and binding as though the invalid or unenforceable portion had not been included herein.

10. Effectiveness. This Agreement shall be effective as of the date hereof, provided, however, that in the event the Merger does not take place, this Agreement shall be deemed null and void and of no force or effect.

11. Governing Laws. This Agreement shall be governed by and construed and interpreted for all purposes according to the laws of the Commonwealth of Massachusetts (without regard to conflict of laws principles) in any action, litigation, claim, dispute or proceeding relating in any way, either directly or indirectly, to this Agreement or the subject matter hereof.

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year first above written.

                              EXECUTIVE:

                               /s/ Kenneth J. Hall
                              --------------------------------------------------
                              Name: Kenneth J. Hall
                              Address: 22 Normandy Lane
                                       Riverside, CT 06878
                              Telephone: (203) 698-0104
                              Facsimile:

                              ASCENTIAL SOFTWARE CORPORATION

                              By: /s/ Peter Fiore
                                  ----------------------------------------------
                                  Name: Peter Fiore
                                  Title: President

                              COMPANY:
                              MERCATOR SOFTWARE, INC.

                              By: /s/ Roy C. King
                                  ----------------------------------------------
                                  Name: Roy C. King
                                  Title: Chairman & CEO

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                                    EXHIBIT A

SCHEDULE OF SEPARATE WORKS

The following describes the intellectual property in which I have any right, title or interest, and which were conceived or written either wholly or in part by me, prior to my employment by the Company and are not being assigned by me to the Company.

Description:  (if none, enter the word "None")

None
____________________________________________________________________

____________________________________________________________________

____________________________________________________________________

Please indicate if any item listed above has been published, registered as a copyright, or is or has been the subject of a patent application:

None
____________________________________________________________________

____________________________________________________________________

____________________________________________________________________

Please indicate the name of any organization or third party who also has rights in any of the listed items. (Such as former employers, partners, etc.)

None
____________________________________________________________________

____________________________________________________________________

____________________________________________________________________

The foregoing is complete and accurate to the best of my knowledge.

/s/ Kenneth J. Hall
____________________________________
Employee's Signature

Kenneth J. Hall
____________________________________
Employee's Full Name (Print)

8/2/03
____________________________________
Date